MANAGEMENT AGREEMENT

This Management Agreement (the “Agreement”) is made this 11th day of February 2009 and effective as of March 1, 2009 (the “Effective Date”), between North American Scientific, Inc., a California corporation with its principal place of business at 20200 Sunburst Street, Chatsworth, California 91311 (“NASI”) and Best Theratronics, Ltd., a Canadian federal corporation with its principal place of business at 413 March Road, Ottawa, Ontario K2K0E4 (“BTL”).

A.          NASI manufactures, markets, promotes, sells, and distributes brachytherapy products, associated catheters, radiation sources, steppers, needles and other disposables to deliver radiation for the treatment of prostate disease (the “Products”).  For the purpose of this Agreement, Products shall not include NASI’s ClearPath products.  NASI also manages employees and directs operations.  Jointly these functions related to the Products are the business of NASI to be managed hereunder (the “Business”).

B.              BTL also manufactures, markets, promotes, sells, and distributes brachytherapy products, associated catheters, radiation sources and other disposables to deliver radiation.

C.             NASI wishes to engage BTL, in accordance with the terms of this Agreement, to manage the Business of NASI to permit NASI to focus its resources on its ClearPath business and to extend its resources whereby BTL will be responsible for all operations, management, customer services, sales and marketing for the Products.

D.             BTL hereby accepts such appointment in accordance with the terms and conditions set forth herein.

E.             Concurrently with the execution and delivery of this Agreement, NASI and BTL are entering into an asset purchase agreement pursuant to which NASI would transfer to BTL substantially all of NASI’s brachytherapy assets, licenses, contracts and rights, including intellectual property, owned and/or controlled by NASI for use in the Business, and BTL would assume certain specified liabilities of NASI, subject to the terms and conditions set forth therein (the “Asset Purchase Agreement” or “APA”).

NOW THEREFORE, the parties intending to be bound agree to the following:

1.           APPOINTMENT

Subject to the terms and conditions of this Agreement, NASI hereby appoints BTL, and BTL agrees to serve, perform the management services provided in Section 2 below on behalf of the Business (the “Management Services”).

2.          MANAGEMENT SERVICES

2.1.           Management Services.  As of the Effective Date BTL shall operate the Business in accordance with all applicable laws and regulations and in accordance with NASI’s standard operating policies and procedures which are attached as Exhibit A as may be amended in accordance with the engineering operations changes.  As part of its responsibilities, BTL shall produce, market, sell and distribute the Product to NASI customers, oversee daily operations, customer service, invoice accounts payable and collect accounts receivable, order inventory, and enter into contracts of a value of less than $25,000 (but excluding purchases of raw materials made in the ordinary course of business) that would be customary or necessary to the operation of the Business (the “Management Services”).  The Management Services do not include, and the Operating Expenses shall not include, any NASI research and development or staff associated therewith.

2.2.           Operating Expenses.  BTL shall be responsible for the payment of all costs and expenses associated with the ordinary operation of the Business (“Operating Expenses”).  Operating Expenses shall include, without limitation (i) lease or mortgage payments for the facilities located at 20200 Sunburst Street, Chatsworth, California; (ii) fees, (iii) building maintenance and repairs; (iv) utilities; (v) insurance premiums; (vi) the cost of all inventory; (vii) all state and federal taxes on taxable income earned during the Term and sales tax on taxable sales and use tax on purchases made during the Term; (viii) collecting accounts receivable; (ix) invoicing accounts payable; (x) sales, marketing, production and shipment of Products which shall be incurred in BTL’s sole discretion.  A sample of NASI’s standard operating costs for the month ended December 31, 2008 are provided in Exhibit B.   Notwithstanding the foregoing, NASI shall retain all responsibility for all costs and expenses related to NASI’s corporate governance and its ClearPath product and business.

2.3.           Staff.

2.3.1.             Management.  BTL will have the authority to manage and direct the NASI employees listed on Exhibit C (“Staff”).   BTL shall be responsible for all costs, including travel-related expenses, incurred in connection with its provision of the Management Services.  During the term of this Agreement, BTL and NASI will share the services of NASI’s finance department and payment shall be made in accordance with Section 2.3.3.

2.3.2.             Staff Compensation.  NASI will continue to make all payments to its Staff during the Term.  NASI shall invoice BTL for the Staff salaries plus benefits actually paid, but excluding vacation pay, leave or severance payments.  NASI’s actual cost for Staff including salary and benefits (but excluding vacation pay, leave or severance payments) is listed on Exhibit C.  For those Staff entitled to a commission on sales, the percentage commission and base pay arrangement is specified on Exhibit C.  BTL shall only reimburse NASI for Staff commissions related to Products sold during the Term.  BTL shall not be responsible for reimbursing NASI for any changes to the Staff compensation provided for in Exhibit C without BTL’s express written consent.  For purposes of this Agreement, Product shall be deemed sold on the date it is shipped.

2.3.3.             Semi-Reimbursable Staff.  For the Staff identified as “Semi-Reimbursable Staff” of Exhibit C, BTL shall only reimburse NASI one half of the salaries plus benefits (excluding vacation pay, leave or severance payments).

2.3.4.             Removal.  Within the first 60 days of the Term, BTL may request NASI remove any Staff person from Exhibit C and from performing work associated with the Management Services at anytime for Cause.  Upon BTL’s request, NASI will remove the Staff person from providing services and NASI shall no longer be entitled to reimbursement for such Staff person under the terms of this Agreement.  Any portion of BTL’s reimbursement for such removed Staff shall be pro-rated for the time period prior to the requested termination.  After the first 60 days of the Term, BTL may request NASI remove additional Staff from Exhibit C, without cause.  “Cause” shall mean the occurrence of any one of the following events: (i) engaging in misconduct, including acts of dishonesty or fraud, or (ii) the willful and continued failure to substantially perform employment duties (other than any such failure resulting from incapacity due to physical or mental illness or disability).

2.3.5.             Hiring.  BTL may in the ordinary course of business require further staff in order to perform the Management Services.  At BTL’s request, NASI will make reasonable efforts to hire individuals identified by BTL.  Any such additional personnel shall become Staff under the terms of this Agreement.

2.3.6.             Payment.  NASI shall be responsible for making timely payments to Staff.  NASI shall invoice BTL in arrears for all Staff payments and BTL shall remit payment within 72 hours of receipt of invoice. In the event NASI does not make all Staff payments within 5 days of their becoming due, BTL may elect to make such payments directly.

2.4.           Intellectual Property.  BTL acknowledges that patents, trademarks and associated know-how involved in the Business and the Products, and as specified on Exhibit D (“Intellectual Property”) are owned or licensed by NASI.  NASI grants BTL an exclusive, irrevocable during the Term, royalty free right to make, have made, use, sell, offer for sale and import such Intellectual Property.

2.5.           Licenses and Permits.   NASI conducts the Business using various governmental and non-governmental licenses and permits.  These permits and licenses include, but are not limited to business licenses, materials licenses, manufacturing registrations, software licenses and regulatory permits.  During the term of this Agreement NASI will keep the licenses and permits in place and allow BTL to operate under those licenses and permits to the extent permitted by applicable law.  To the extent BTL is not permitted to operate under NASI’s existing permit or license, NASI shall provide BTL with prompt written notice and the parties will seek to either (a) obtain the necessary permit or license for BTL’s use; or (b) transfer that portion of the Business back to NASI for its management and control.

2.6.           Order Fulfillment.  BTL shall be responsible for shipping and invoicing customers for any Product sold hereunder.  BTL shall take the risk and benefit for all collections for orders shipped during the Term.  BTL shall also have the right to refuse orders, provided, it shall not transfer any such refused orders to parties related to BTL, unless NASI was unable to fulfill the order due to no fault of BTL.

2.7.           Benefit of NASI.  BTL shall operate the Business hereunder in the name of NASI and for the benefit of NASI.  BTL shall use its commercially reasonable efforts to preserve the Business and all customer relationships for the benefit of NASI and shall neither take nor solicit the customers of NASI for the benefit of BTL during the term of this Agreement.  Notwithstanding the foregoing, BTL may use Staff to promote, market and advertise BTL products and services as well as perform services in connection with the transfer of the Business to occur after the Closing (as defined in the APA) of the APA.  BTL shall have the authority to do all things in the ordinary course of business.

3.           REGULATORY COMPLIANCE

3.1.           Compliance with Laws.  NASI represents warrants and covenants that it is in material compliance with all applicable laws, statutes, ordinances and regulations applicable to the Products or Business.  BTL shall comply with all applicable laws, statutes, ordinances and regulations in carrying out its obligations under this Agreement in all material respects.  Each party shall promptly notify the other party if it receives any notice or other allegation of non-compliance with any law, statute, ordinance or regulation by any person.

3.2.           Complaints Handling and Medical Device Reporting (MDRs).BTL shall report to NASI’s Vice President of Regulatory Assurance and Quality Assurance as soon as practical following any complaint brought to BTL’s attention regarding regulatory compliance, manufacturing issues, and any other issues which would or could be reportable under the NASI’s manufacturing guidelines or permit requirements (to the extent BTL is aware of such provisions and restrictions).  NASI or its designee shall investigate any such complaints or allegations of Product, manufacturing or other defects or issues and shall keep BTL appraised of its findings and conclusions.  At its option, BTL shall be permitted to participate in the investigation process.

3.3.           Promotional Materials, Labeling and Advertising.  NASI shall, at its cost and expense, provide BTL with any existing promotional materials and advertising for use in promoting the Products.  BTL shall be free to use the written promotional materials and advertising provided by NASI.  BTL shall not use any other promotional materials or advertising without the prior written consent of NASI.

4.          COMPENSATION

4.1.           BTL Compensation.  As compensation for services performed hereunder, during the term of this Agreement, BTL shall be entitled to collect and retain any and all accounts receivable accrued during the Term.

4.2.           Allocation of Accounts Receivable.  All payments received shall be applied first to the invoice to which it relates; if however, it is unclear which invoice the payment relates to, BTL shall seek to clarify with the customer the payments intended beneficiary.  If BTL is unable to reasonably determine the proper invoice to allocate received payments, such payments shall be applied first to the oldest outstanding accounts receivable from such customer regardless of when incurred, provided any credits on an account must be applied to open invoices prior to the application of such cash receipts; and provided that such payments shall not be applied to contested payments or invoices.  BTL will use best efforts to assure that customer complies with NASI collection policy of applying payments to oldest invoices first.

4.3.           Payments.  On a weekly basis, BTL shall remit to NASI all payments received within the prior month made on accounts accruing prior to the Term.  In the event NASI receives any payments on accounts accruing during the Term, NASI shall forward such amounts to BTL as soon as reasonable, but in no event more than 5 business days following receipt by NASI.  NASI shall provide BTL with notice of any payments received by NASI for amounts accruing prior to the Term.  In the event this Agreement is terminated other than as contemplated by Section 11.1(a), after the Term NASI shall remit payment on invoices accruing during the Term to BTL applying the same allocation standard set forth in Section 4.2 above.

5.           NO UNAUTHORIZED PRODUCT WARRANTIES

5.1.           Standard Warranty.  BTL shall not make, or authorize any representation or warranty on the Products other than NASI’s standard warranties.  NASI represents, warrants and covenants that it has not made any warranties other than its standard warranties as reflected in Exhibit E.

5.2.           Warranty Satisfaction.

5.2.1.             Service Warranty.  During the Term, BTL will repair, replace or service any Product in conformance with the NASI written service warranty (the “Service Warranty”).  For any Service Warranty claims regarding Products sold prior to the Term, NASI shall reimburse BTL for its cost of compliance with the Service Warranty.  BTL shall be responsible for the cost of compliance with any service warranty claims regarding Products sold during the Term.  The term “sold” shall be defined as in Section 2.3.2.

5.2.2.             Unused Product.  NASI regularly provides its customers with a partial or full refund for any Product which is shipped but not used by Customer.  BTL agrees to continue this course of conduct during the Term provided that NASI shall reimburse BTL for any such Product refund provided to customers.  Notwithstanding the foregoing, as part of Ordinary Expenses, BTL shall bear the cost of disposal for the Product’s radioactive material.

6.           TRANSITION PLANNING

Transition Planning.  During the Term, BTL may take actions to facilitate the transition of all or part of the Business upon the entering of the APA, including without limitation, relocating facilities, personnel, equipment and other resources.  Such transition planning and preparation shall be solely at BTL’s cost and expense, provided that BTL may use Staff in its planning and preparation.  BTL may not make any changes to the Business that would not be in the ordinary course of business, without NASI’s prior written consent.

7.           REPRESENTATIONS AND WARRANTIES

7.1.           NASI Warranties.  NASI represents, warrants and covenants that (a) it has the power and authority to convey the rights in the Intellectual Property as contemplated hereby; (b) the Intellectual Property will not infringe or misappropriate any patent, copyright, trade secret, or other proprietary right of any third party or otherwise conflict with the rights of any third party; (c) it has the right, power and authority to enter into this Agreement; (d) its execution of this Agreement will not conflict with any contractual rights (whether oral or written) of the Business; and (e) it will comply with all laws, rules and regulations.

7.2.           BTL Warranties.  BTL represents, warrants and covenants that (a) it has the right, power and authority to enter into this Agreement; (b) its execution of this Agreement will not conflict with any contractual rights (whether oral or written) of BTL; (c) it will comply with all laws, rules and regulations in performing the Management Services; and (d) it will perform the Management Services in a good and workman like manner.

8.           INDEMNIFICATIONS

8.1.           NASI’s Indemnity. NASI hereby agrees to indemnify, defend and hold BTL, its officers, directors, employees, successors and assigns, harmless from and against all costs, damages, losses, and expenses incurred by BTL in connection with any claim, demand, suit or cause of action by a third party arising before during or after the Term, alleging that (a) any Product or any third party material included in the Product infringes or misappropriates any patent, copyright, trademark, trade secret, or other proprietary right, except to the extent caused by BTL’s acts or omissions not consistent with operating policies and procedures existing as of the Effective Date (b) any personal injury or death caused by a Product; provided, that BTL shall not have made any changes to the Product; and (c) NASI’s failure to perform obligations arising from its employment relationship with Staff; (d) NASI’s failure to comply with applicable law and regulatory requirements; except to the extent caused by BTL’s acts or omissions not consistent with operating policies and procedures existing as of the Effective Date; or (e) arising out of or in connection with the Product, including the marketing, packaging, manufacturing or sale thereof, except to the extent caused by BTL’s acts or omissions not consistent with operating policies and procedures existing as of the Effective Date.

8.2.           BTL’s Indemnity.  BTL hereby agrees to indemnify, defend and hold NASI, its officers, directors, employees, successors and assigns, harmless from and against all costs, damages, losses, and expenses incurred by NASI in connection with any claim, demand, suit or cause of action by a third party arising during the Term in connection with (a) BTL’s failure to comply with applicable legal or regulatory requirements or (b) unauthorized warranties provided by BTL for the Products.

8.3.           Responsibilities of the Parties.  The indemnified party shall (a) notify the indemnifying party in writing of any claim, demand, suit or cause of action for which indemnification is requested within fifteen (15) days of receiving notice of such claim, demand, suit or cause of action, (b) permit the indemnifying party to control any negotiations or defense and assist the indemnifying party at the request and expense of the indemnifying party, and (c) take all reasonable steps to mitigate any potential damages that may result.  The indemnified party shall consult with the indemnifying party on a regular basis regarding the claim (including actual and anticipated costs and expenses) and litigation strategy and shall obtain written approval of the indemnifying party before entering into any settlement of such claim involving (a) an admission regarding the Product or Business; or (b) the payment of moneys for which the indemnifying party will ultimately be responsible.

9.           LIMITATION OF LIABILITY

9.1.           No Consequential Damages. NEITHER NASI, ON THE ONE HAND, NOR BTL, ON THE OTHER HAND, WILL BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES (INCLUDING LOST PROFITS) THAT THE OTHER PARTY MAY INCUR OR EXPERIENCE IN CONNECTION WITH THIS AGREEMENT OR THE PRODUCTS, HOWEVER CAUSED AND UNDER WHATEVER THEORY OF LIABILITY, INCLUDING NEGLIGENCE, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.2.           Exception.  Nothing in Section 9.1 shall be deemed to exclude or limit a party’s liability with respect to (a) death or personal or bodily injury arising as a result of any act or omission of such party, or (b) any indemnity given by such party in Section 8.

9.3.           Limited Remedy.  Except as provided in Section 9.2 above, each party’s total liability to the other party (in contract, tort, indemnity or otherwise) for any acts or omissions arising from or relating to the performance of this Agreement shall be limited to payment of actual damages, up to an aggregate maximum equal to $25,000.  The parties agree that the provisions of this Article 9 are reasonable in the circumstances existing as of the Effective Date.

10.        INSURANCE

10.1.        NASI Insurance.  NASI shall carry and maintain worker’s compensation or employer’s liability insurance covering the Staff.  NASI shall also carry such other insurance coverage including, without limitation, comprehensive general liability and product liablity in such amounts and against such risks as a normally prudent person in the same or similar business or industry would consider appropriate.

10.2.         Risk of Loss.  NASI is responsible for all risk of loss of or damage to the facilities, computer networks, computer data, and software, except where such loss is caused by the willful misconduct of BTL.

11.        TERM AND TERMINATION

11.1.        Term.  The term of this Agreement shall be the period commencing on the Effective Date and expiring, unless sooner terminated in accordance with Section 11.1, upon the earliest of (a) the closing of the Asset Purchase Agreement, or (b) July 31, 2009 (the “Term”).

11.2.         Termination.  This Agreement may be terminated by either party for material breach upon fifteen (15) days written notice to cure.  If cure is not completed during such fifteen (15) day period, this Agreement shall automatically terminate.

11.3.         Consent to Termination.  This Agreement may be terminated at any time upon the written consent of both parties.

12.         EFFECT OF TERMINATION

12.1.         General.  In the event this Agreement is terminated for any reason other than as provided in Section 11.1(a) above (a “Termination”), BTL shall immediately cease all use of NASI’s trademarks and all demonstration and promotion of the Products and the licenses granted under Sections 2.4 and 2.5 shall immediately terminate.  In addition, BTL shall promptly return to NASI all demonstration samples of the Products and related marketing and other materials in BTL’s possession.

12.2.         Accounts Receivable.  Upon Termination NASI shall collect all accounts receivable arising from sales of the Product sold during the Term for the benefit of BTL in accordance with the provisions of Section 4.2.

12.3.         Reasonable Assistance.  BTL shall provide to NASI the assistance reasonably requested by NASI to enable the Business to continue without interruption and to facilitate the orderly transfer of the Business to NASI.

12.4.         Termination Assistance.  In particular, and without limiting the generality of the preceding Sections 12.1 and 12.3 BTL shall return all customer data and information,  all Products, any existing inventory, packaging, and marketing materials.

12.5.         Liability.  Termination of this Agreement for any reason shall not affect (i) any liabilities or obligations of either Party arising before such termination or out of the events causing such termination or (ii) any damages or other remedies to which a Party may be entitled under this Agreement, at law or in equity arising from any breaches of such liabilities or obligations.

12.6.         Costs.  Each party shall bear its own costs and expenses associated with the re-migration of the production services.

13.         CONFIDENTIAL INFORMATION

13.1.         Confidential Information.  Each undersigned party (the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose information relating to the Disclosing Party's business (including, without limitation, computer programs, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not) schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), which to the extent previously, presently, or subsequently disclosed to the Receiving Party is hereinafter referred to as "Confidential Information" of the Disclosing Party.

13.2.         Use of Confidential Information.  The Receiving Party agrees:

13.2.1.           to hold the Disclosing Party's Confidential Information in confidence and to take reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials),

13.2.2.           to not divulge any such Confidential Information or any information derived therefrom to any third person (except consultants, subject to the conditions stated below),

13.2.3.           not to make any use whatsoever at any time of such Confidential Information except in connection with the Management Services, and

13.2.4.           not to copy or reverse engineer any such Confidential Information.

13.3.         Exclusions.  Without granting any right or license, the Disclosing Party agrees that Confidential Information excludes information that the Receiving Party can document (1) is (or through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee) generally available to the public, or (2) was in its possession or known by it prior to receipt from the Disclosing Party, or (3) was rightfully disclosed to it by a third party without restriction, provided the Receiving Party complies with any restrictions imposed by the third party, or (4) was independently developed without use of any Confidential Information of the Disclosing Party by employees of the Receiving Party who have had no access to such information.  The Receiving Party may make disclosures required by court order, provided the Receiving Party uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the Disclosing Party to participate in the proceeding.

13.4.         Return of Confidential Information.  Immediately upon (i) termination or expiration of this Agreement, or (ii) a request by the Disclosing Party at any time (which will be effective if actually received or three days after mailed first class postage prepaid to the Receiving Party), the Receiving Party will turn over to the Disclosing Party all Confidential Information of the Disclosing Party and all documents or media containing any such Confidential Information and any and all copies or extracts thereof.

13.5.         Miscellaneous.  The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party may be entitled to appropriate equitable relief.

14.        MISCELLANEOUS

14.1.        Non-Solicitation.  Except as may be provided in the APA, during the Term and for a period of two (2) years thereafter, NASI shall not directly or indirectly solicit the engagement of any Staff; provided that nothing herein shall restrict or preclude NASI from making generalized searches for employees by use of advertisements in the media (including trade media) or through recruiting firms that are not targeted specifically at the Staff.

14.2.         Force Majeure.  Neither NASI nor BTL shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, sabotage of material or supplies or any other cause beyond the control of such party (“Force Majeure”), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof.

14.3.         Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, provided, however, that no assignment shall relieve the assignor of any of its obligations hereunder.  This Agreement shall not be assigned by either party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), except BTL shall be entitled to assign to entities under its common control without consent of NASI.

14.4.         Modification.  This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of each of the parties.

14.5.         Notices.  All communications required to be sent or given under the Agreement will be in writing and will be duly given and effective upon confirmation of delivery if mailed by certified mail return receipt requested or sent via a nationally recognized overnight courier service or by electronic mail as follows:

If To NASI.	If To BTL.
North American Scientific, Inc.	Best Medical International, Inc.
20200 Sunburst Street	7643 Fullerton Road
Chatsworth, California 91311	Springfield, Virginia 22153
Attention: John Rush, President	Attention: Krishnan Suthanthiran, President
john.rush@nasmedical.com

With A Copy To.	With A Copy To.
Stradling Yocca Carlson & Rauth	Best Medical International, Inc.
660 Newport Center Drive, 16th Floor	7643 Fullerton Road
Newport Beach, California 92660	Springfield, Virginia 22153
Attention: Bruce Feuchter, Esq.	Attention: Shawn R. Weingast, Esq.
feuchter@sycr.com	General Counsel
sweingast@best-medical.com

14.6.         Independent Contractors.  NASI, on the one hand, and BTL, on the other hand, shall be deemed to have the status of independent contractors, and nothing in this Agreement shall be deemed to place them in the relationship of employer-employee, principal-agent, or partners or joint venturers.

14.7.         Governing Law.  This Agreement shall be governed by the substantive laws of the State of California without regard to conflict-of-laws issues.

14.8.         Survival.  The provisions of Articles 4, 5, 8, 9 and 12 and Sections 14.1 and 14.5 shall survive termination and expiration of the Agreement.

14.9.         Waiver.  Any waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

14.10.       Severability.  No determination by a court of competent jurisdiction that any term or provision of this Agreement is invalid or otherwise unenforceable shall be enforced in accordance with their terms.

14.11.       Counterparts and Form.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Facsimile and electronic scanned versions of this Agreement shall be deemed originals.

14.12.       Titles and Captions.  Section headings are used for convenience and shall not affect the interpretation or construction of any provision of this Agreement.

14.13.       Entire Agreement.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, oral or written.  NASI understands and agrees that no representations as to the management or operations as well as the sales and marketing of the Products are made by BTL other than as expressly stated in this Agreement.

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INTENDING TO BE BOUND the parties have executed this Agreement as of the day and year first above written.

Best Theratronics, Ltd.		)
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By:		)
	Name:	)
	Title:	)

North American Scientific, Inc.		)
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By:		)
	Name:	)
	Title:	)